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Exhibit 99(a)(1)(D)

This announcement is neither an offer to purchase nor an offer to sell TDC Shares (as defined below) or TDC ADSs (as defined below). The Tender Offer (as defined below) is made only by the Offer Document (as defined below) and the related Form of Acceptance and Letter of Transmittal and any supplements thereto, and is being made to all holders of TDC Shares and TDC ADSs. The Tender Offer is not being made, directly or indirectly, in or into any jurisdiction in which the submission of the Tender Offer or acceptances thereof is illegal in such jurisdiction, and the Offer Document may not be distributed to shareholders resident in such jurisdictions. In those jurisdictions where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the
Tender Offer shall be deemed to be made on behalf of the Bidder by
J.P. Morgan Securities Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

Notice of Offer to Purchase for Cash
all shares and all American Depositary Shares,
each representing one-half of one share,
of

TDC A/S

at a purchase price of:

DKK382 per TDC Share and
the U.S. dollar equivalent of DKK191 per TDC ADS,
each representing one-half of one share
(in each case without interest and subject to adjustment as stated in the Offer Document)

by

Nordic Telephone Company ApS

a company indirectly wholly-owned by certain investment partnerships directly or indirectly advised or managed by

Apax Partners Worldwide LLP,
The Blackstone Group International Limited,
Kohlberg Kravis Roberts & Co. L.P.,
Permira Advisers KB

and

Providence Equity Partners Limited

Nordic Telephone Company ApS (the "Bidder"), by means of an offer document dated December 2, 2005 (the "Offer Document"), is making an offer to purchase all of the shares issued by TDC A/S of DKK5 each ("TDC Shares") and all American Depositary Shares, each representing one-half of one TDC Share ("TDC ADSs" and, together with the TDC Shares, the "TDC Securities"), evidenced by American Depositary Receipts ("TDC ADRs") of TDC A/S (the "Tender Offer").

Holders of TDC Shares are offered DKK382 per TDC Share, without interest (as adjusted in accordance with the terms of the Tender Offer).

ADS holders are offered the U.S. dollar equivalent of DKK191 per TDC ADS, without interest (as adjusted in accordance with the terms of the Tender Offer), paid in U.S. dollars based on the exchange rate obtained by the U.S. Settlement Agent on the spot market as soon as practicable after receipt of funds from the Bidder. One TDC ADS represents one-half of one TDC Share and the Offer Price for one TDC ADS is equivalent to one-half the amount of the Offer Price for one TDC Share (as adjusted in accordance with the terms of the Tender Offer).

Capitalized terms not defined herein shall have the meaning ascribed to them in the Offer Document.

Holders of TDC Securities are informed that the offer materials other than this summary publication are hereby incorporated by reference and that copies of the Offer Document and acceptance forms are available for collection from Innisfree M&A Incorporated (Toll Free: +1 877 825 8631) inside the United States, or from Lake Isle M&A Incorporated in Europe (Toll Free: +00 800 7710 9971) and from the website of the Bidder (http://www.nordictelephone.dk). Any changes to the terms and conditions of the Tender Offer will be announced through the Copenhagen Stock Exchange and by means of a press release through the Dow Jones news service and/or PR Newswire, in accordance with applicable laws, rules and regulations. That announcement, along with other announcements made by the Bidder relating to the Tender Offer, will be available for a period on the website of the Copenhagen Stock Exchange (http://www.cse.dk) and thereafter in its password restricted database and on the website of the Securities and Exchange Commission (the "SEC") (http://www.sec.gov).

  THE TENDER OFFER IS VALID AS OF DECEMBER 2, 2005 AND EXPIRES ON JANUARY 12, 2006 AT 06.01H CENTRAL EUROPEAN TIME (CET), 00.01H NEW YORK CITY TIME (THE "OFFER PERIOD") OR, IF THE OFFER PERIOD IS EXTENDED, AT THE EXPIRATION OF ANY EXTENSION OF SUCH OFFER PERIOD.

The Tender Offer is subject to a number of conditions, including that at the end of the Offer Period, the Bidder owns or has received valid acceptances in respect of an aggregate of more than 90% of the Share Capital and Votes or such lower percentage of the Share Capital and Votes as will permit the Bidder to effect a Compulsory Acquisition after the EGM; receipt of satisfactory necessary approval from certain public, judicial or regulatory authorities; and the absence of certain material adverse changes occurring after 29 November 2005 with respect to TDC and the TDC Group.

The information required to be disclosed by Rule 14d-6(d)(1) of the Securities Exchange Act of 1934, as amended, is contained in the Offer Document and is incorporated herein by reference.

The Bidder reserves the right to extend the Offer Period, and thereby delay settlement of the Tender Offer subject to, and in accordance with, applicable Danish laws and applicable U.S. laws, rules, regulations and interpretations of the SEC and the staff thereof. The Bidder may extend the Offer Period one or more times in accordance with the applicable Danish laws and applicable U.S. laws, rules, regulations and interpretations of the SEC and the staff thereof applicable to the Tender Offer in the following circumstances: (i) if, at or prior to any scheduled expiration of the Tender Offer any of the conditions have not been satisfied or waived, the Tender Offer may be extended for a time period reasonably necessary to permit the condition to be satisfied; (ii) if a competing offer is launched and the Bidder does not withdraw the Tender Offer; or (iii) if the Bidder increases the Offer Price or in any other way improves the terms of the Tender Offer.

Holders of TDC Shares who wish to tender their TDC Shares upon the terms and conditions set out in the Tender Offer must contact their own custodian bank or stockbroker, requesting that acceptance of the Tender Offer be communicated to the Danish Settlement Agent. Holders of TDC Shares wishing to accept the Tender Offer may complete the acceptance form ("Form of Acceptance") delivered with the Offer Document and submit the completed Form of Acceptance to their custodian bank or stockbroker. The custodian bank or stockbroker must notify the Danish Settlement Agent of the acceptance before the expiration of the Offer Period. Holders of TDC Shares should carefully read the instructions in the Offer Document and on the Form of Acceptance prior to its submission to such holder's own custodian bank or stockbroker. Holders of TDC Shares should note that acceptance must be notified to their own custodian bank or stockbroker in due time to allow the custodian bank or stockbroker to process and communicate the acceptance to the Danish Settlement Agent before the Offer Period expires.

If you are an ADS Holder, you will have also received a Letter of Transmittal and Notice of Guaranteed Delivery for use in connection with the Tender Offer. For an ADS Holder to tender such TDC ADSs validly pursuant to the Tender Offer, either: a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees and any other required documents including the TDC ADRs evidencing such TDC ADSs, must be received by the U.S. Settlement Agent at its address set out in the Offer Document; they must be delivered pursuant to the procedures for book-entry transfer set out in the Offer Document (and a Book-Entry Confirmation received by the U.S. Settlement Agent in accordance with such procedures); or such ADS Holder must comply with the guaranteed delivery procedures set out in the Offer Document. The Tender Offer in respect of TDC ADSs shall be validly accepted by delivery of a Letter of Transmittal, the relevant TDC ADRs evidencing TDC ADSs and other required documents to the U.S. Settlement Agent by an ADS Holder (without any further action by the U.S. Settlement Agent) subject to the terms and conditions set out in the Offer Document and the Letter of Transmittal.

Although delivery of interests in TDC ADSs may be effected through book-entry transfer into the U.S. Settlement Agent's account at the Book-Entry Transfer Facility, either: the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees; or an Agent's Message in lieu of the Letter of Transmittal, and, in either case, all other required documents must in any case be transmitted to, and received by, the U.S. Settlement Agent at its address set out in the Offer Document before TDC ADSs will be either counted as validly tendered, or purchased, or such ADS Holder must comply with the guaranteed delivery procedures described in the Offer Document for a valid tender of TDC ADSs by book-entry. Delivery of documents to a Book-Entry Transfer Facility does not constitute delivery to the U.S. Settlement Agent. The method of delivery of TDC ADRs, Letters of Transmittal and all other required documents is at the option and risk of the tendering ADS Holder. TDC ADSs will be deemed delivered only when the TDC ADRs representing such TDC ADSs are actually received by the U.S. Settlement Agent (including in the case of a book-entry transfer, by Book-Entry Confirmation). In all cases, sufficient time should be allowed to ensure timely delivery. No acknowledgement of receipt of documents will be given by, or on behalf of, the Bidder. All TDC ADSs delivered to the U.S. Settlement Agent will be deemed to have been tendered unless otherwise indicated.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of TDC Securities, including questions as to the proper completion or execution of any Form of Acceptance, Letter of Transmittal (or facsimile thereof), Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any TDC Securities, shall be resolved by the Bidder, in its reasonable discretion, whose determination shall be final and binding. The Bidder shall have the right to determine whether to reject any or all tenders not in proper or complete form or to waive any irregularities or conditions, and the Bidder's interpretation of the Offer Document, the Form of Acceptance, the Letter of Transmittal and the instructions thereto and the Notice of Guaranteed Delivery (including without limitation the determination of whether any tender is complete and proper) shall be final and binding. No tender of TDC Securities will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Bidder, the U.S. Settlement Agent, the Danish Settlement Agent, the Information Agent, the Dealer Manager, TDC or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

All TDC Securities to be sold to the Bidder pursuant to the Tender Offer must be free from any and all charges, liens and other encumbrances. TDC Securities shall be transferred inclusive of any dividends declared and paid or any other distributions declared and paid in respect of the transferred TDC Securities that have not been paid by TDC prior to settlement of the Tender Offer.

Acceptances of the Tender Offer are binding upon the holders of TDC Securities, subject to their withdrawal rights, until such time as the Bidder announces that the Tender Offer will not be completed. Holders of TDC Securities may withdraw their acceptances for any reason at any time prior to the end of the Offer Period. In addition, if, on or after sixty days from the date hereof the Bidder has not yet accepted the tendered TDC Securities for payment, holders of TDC Securities can withdraw previously tendered TDC Securities at any time thereafter until the Bidder has accepted the tendered TDC Securities for payment. If the Offer Period is extended, holders of TDC Securities may accept the Tender Offer or withdraw their tendered shares pursuant to their withdrawal rights until the expiration of the extended offer period.

To be effective, a written notice of withdrawal must be received on a timely basis by the relevant payment agent (either the Danish Settlement Agent, through the shareholder's own custodian bank or stockbroker, or U.S. Settlement Agent) to whom the Form of Acceptance or Letter of Transmittal was originally sent and must specify the name of the person who has tendered the TDC Securities to be withdrawn, the number of TDC Securities to be withdrawn and, if TDC ADSs have been tendered, the name of the registered holder of the relevant TDC ADSs, if different from the name of the person who tendered such TDC Securities. Withdrawals of tendered TDC Securities may not be rescinded (without the Bidder's consent) and any

TDC Securities properly withdrawn and not retendered will thereafter be deemed not validly tendered for purposes of the Tender Offer.

If you are a U.S. taxpayer, your receipt of cash for TDC Securities and TDC ADSs in the Tender Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss for United States federal income tax purposes equal to the difference between the amount of cash received in the Tender Offer and that U.S. holder's adjusted tax basis in the TDC Securities tendered. If you are a Danish holder, your tax treatment will depend upon whether you are an individual or a company, and upon whether you have held the TDC Shares for three years or more. If adopted by the Danish parliament in its present form, bill no. 78 (proposal for a new act on taxation on capital gains on shares), new rules will apply to disposal of TDC Shares on or after January 1, 2006.

TDC A/S has agreed, in accordance with an agreement with the Bidder, that the Board of Directors of TDC A/S will recommend that holders of TDC Securities accept the Tender Offer.

For a more complete description of the terms and conditions of the Tender Offer, you should carefully read the entire Offer Document and the other offer materials. TDC A/S is mailing promptly the Offer Document and the other offer materials to record holders of TDC Securities whose names appear on TDC's shareholder list and will furnish the Offer Document and the relevant offer materials to the brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of TDC Securities. Holders of TDC Shares and TDC ADSs who accept the Tender Offer may rely only on the Offer Document and the relevant acceptance form for all the terms and conditions of the Tender Offer.

The Information Agent for the Tender Offer is:

The Financial Advisors to the Bidder are:

December 2, 2005

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  Exhibit 99(a)(1)(D)